Exhibit 99

Titan Announces Exchange Agreement for 5.625% Convertible Senior Subordinated Notes due 2017

QUINCY, Ill. - January 7, 2011 - Titan International, Inc (the “Company”) announced today that it was approached by a note holder of the Company’s 5.625% Convertible Senior Subordinated Notes due 2017 (the “Convertible Notes”), with an offer to exchange the note holder’s Convertible Notes for the Company’s common stock.  The two parties have privately negotiated an agreement to exchange (the “Exchange Agreement”) approximately $59.6 million in aggregate principal amount of the Convertible Notes for up to approximately 6.7 million shares of the Company’s common stock, plus a payment for the accrued and unpaid interest. The final number of shares of common stock to be exchanged will be determined based upon the volume weighted average intraday price of the common stock over a period of 5 consecutive trading days starting January 7, 2011. The parties plan to close the exchange on January 18, 2011.

The Convertible Notes to be converted represent approximately 35% of the outstanding principal amount.  The Company’s total indebtedness will be reduced by approximately $59.6 million and annual interest payments will be reduced by approximately $3.4 million.  Following the exchange, approximately $112.9 million aggregate principal amount of the Convertible Notes will remain outstanding.

“We were contacted by the note holder that they wanted to exchange their Titan convertible notes for stock,” said Maurice M. Taylor Jr., Chairman and CEO.  “The exchange will reduce Titan’s interest expense by approximately $3.4 million each year.  This is a good deal for both parties and we appreciate the confidence they have in Titan’s future.”

The shares of common stock to be issued in connection with the Exchange Agreement will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to exchange the Convertible Notes or other securities of the Company for shares of common stock or any other securities of the Company.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Krista Gray
IR Manager
(217) 221-4773